UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 45)*

Teléfonos de México, S.A.B. de C.V.

(Name of Issuer)

American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares (“L Shares”)
American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares (“A Shares”)

 (Title of Class of Securities)

879403780 for L Share ADSs1
879403400 for A Share ADSs2

 (CUSIP Number)

Rafael Robles Miaja
Robles Miaja Abogados
Bosque de Alisos 47 A-PB
Bosque de las Lomas
México, D.F. 05120, México
(5255) 2167-1832

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 5, 2010

 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐ .

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

*      The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following pages)
(Page 1 of 22)

1           CUSIP number is for the L Share ADSs only.  No CUSIP number exists for the underlying L Shares, since such shares are not traded in the United States.
2           CUSIP number is for the A Share ADSs only.  No CUSIP number exists for the underlying A Shares, since such shares are not traded in the United States.

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Helú
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 88,000 A Shares and 140,114,600 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 88,000 A Shares and 140,114,600 (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,055,469 A Shares and 9,636,915,799 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 67.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 9,516,264 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 9,516,264 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,506,317,463 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Marco Antonio Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 9,529,864 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 9,529,864 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,506,331,063 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patrick Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF and PF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 10,580,738 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 10,580,738 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,507,381,937 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) María Soumaya Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 12,516,268 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 12,516,268 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,509,317,467 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vanessa Paola Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 15,688,868 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 15,688,868 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,512,490,067 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Johanna Monique Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF and PF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 13,879,122 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 13,879,122 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 92,967,469 A Shares and 9,496,801,199 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,967,469 A Shares and 9,510,680,321 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.1% of A Shares and 66.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) América Móvil, S.A.B. de C.V. (“AMX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF and WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 91,994,660 A Shares and 9,136,919,010 L Shares (See Item 5)1
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 91,994,660 A Shares and 9,136,919,010 L Shares (See Item 5) 1
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,994,660 A Shares and 9,136,919,010 L Shares (See Item 5) 1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.9% of A Shares and 64.1% of L Shares (See Item 5) 1
14	TYPE OF REPORTING PERSON* HC

1. Includes A Shares and L Shares beneficially owned through its subsidiary, CGT (as defined herein), which AMX acquired pursuant to the CGT Offer (as defined in Item 4).

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC and AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 972,809 A Shares and 356,882,189 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 972,809 A Shares and 356,882,189 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 972,809 A Shares and 356,882,189 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% of A Shares and 3.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC and AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 3,000,000 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 3,000,000 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0008 (the “Telmex Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 49,600 A Shares and 174,068,800 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 49,600 A Shares and 174,068,800 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,600 A Shares and 174,068,800 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 1.8% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* EP

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0395 (the “Telnor Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 3,770,000 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 3,770,000 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,770,000 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* EP

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Telmex, A.C. (“Fundación Telmex”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 15,515,600 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 15,515,600 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,515,600 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Carlos Slim, A.C. (“Fundación Carlos Slim”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 218,700 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 218,700 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 218,700 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.                      Security and Issuer.

This Amendment No. 45 (the “Forty-Fifth Amendment”) amends the initial Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”), as subsequently amended, by the Reporting Persons (as defined below), with respect to the L Shares and A Shares of Teléfonos de México, S.A.B. de C.V. (the “Issuer”).  Capitalized terms used but not otherwise defined in this Forty-Fifth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.                      Identity and Background.

This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the persons listed below (the “Reporting Persons”).

(1)          Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of AMX and GFI.  As a result, ownership of all L Shares and A Shares owned or controlled by these entities is deemed to be shared among each member of the Slim Family.

(2)          AMX is a sociedad anonima bursátil de capital variable organized under the laws of Mexico.  AMX is the largest provider of wireless communications services in Latin America, based on subscribers.  AMX has numerous subsidiaries and affiliates and holds a controlling interest in Carso Global Telecom, S.A.B. de C.V. (“CGT”).

(3)          GFI is a sociedad anonima bursátil de capital variable organized under the laws of Mexico. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company. GFI also controls various trusts for the benefit of its employees, employees of its subsidiaries and employees of other entities that may be deemed to be controlled by the Slim Family.

(4)           Inmobiliaria is a sociedad anonima de capital variable organized under the laws of Mexico.  The principal business of Inmobiliaria is to act as a holding company that makes portfolio investments in various entities.

(5)          The Telmex Trust is a trust organized under the laws of Mexico as the pension plan for employees of the Issuer.  Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Inbursa, División Fiduciaria, is the trustee of the Telmex Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of the Issuer, makes investment decisions for the Telmex Trust. Thus, the Telmex Trust may be deemed to be controlled by the Issuer, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all L Shares and A Shares beneficially owned by the Telmex Trust. AMX and the Slim Family expressly disclaim such beneficial ownership.

(6)          The Telnor Trust is a trust organized under the laws of Mexico as the pension plan for employees of Telefonos del Noroeste, S.A. de C.V. (“Telnor”). Telnor is a wholly-owned subsidiary of the Issuer. Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is a trustee of the Telnor Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of the Issuer and Telnor, makes investment decisions for the Telnor Trust. Thus, the Telnor Trust may be deemed to be controlled by the Issuer, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by the Telnor Trust. AMX and the Slim Family expressly disclaim such beneficial ownership.

(7)          Fundacion Telmex is a not-for-profit partnership organized under the laws of Mexico. A board, all of whose members are employees or directors of the Issuer, makes investment decisions for Fundacion Telmex.  Thus, Fundacion Telmex may be deemed to be controlled by the Issuer, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundacion Telmex. AMX and the Slim Family expressly disclaim such beneficial ownership.

(8)          Fundacion Carlos Slim is a not-for-profit partnership organized under the laws of Mexico. A board, the majority of whose members are members of the Slim Family, makes investment decisions for Fundacion Carlos Slim. Thus, Fundacion Carlos Slim may be deemed to be controlled by the Slim Family, and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundacion Carlos Slim.  The Slim Family expressly disclaims such beneficial ownership.

Information regarding the members of the Slim Family and the executive officers and directors of each of AMX, GFI, Inmobiliaria, the Telmex Trust, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim are set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.                     Source and Amount of Funds or Other Consideration.

The aggregate amount of funds required to purchase the 140,900 A Shares purchased by GFI through subsidiaries it controls was U.S.$100,920.  The funds used to purchase these shares were obtained from the working capital of GFI.

The aggregate amount of funds required to purchase the 96,514,500 L Shares and 8,000 A Shares purchased by Carlos Slim Helú was U.S.$70,703,046 and U.S.$5,620, respectively.  The funds used to purchase these shares were obtained from the personal funds of Carlos Slim Helú.

The aggregate amount of funds required to purchase the 3,000,000 L Shares purchased by Inmobiliaria was U.S.$2,112,931.  The funds used to purchase these shares were obtained from the working capital of Inmobiliaria Carso.

Item 4.                     Purpose of Transaction.

The CGT Offer

AMX may be deemed to be controlled by the Slim Family.  For a description of the ownership interests and voting rights of the Slim Family in AMX, please see the Schedule 13D filed with the Commission on March 8, 2001, as subsequently amended (the “Schedule 13D”) by the Reporting Persons (excluding CGT and AMX) and Inmobiliaria Carso, S.A. de C.V., with respect to, among other equity securities, the Series L Shares, without par value (“AMX L Shares”) of AMX.

On May 11, 2010, AMX launched an exchange offer to the shareholders of CGT pursuant to which AMX offered to exchange 2.0474 AMX L Shares for each Series A1 share of CGT tendered and 0.20474 AMX ADSs for each CGT ADS tendered (the “CGT Offer”).  A copy of AMX’s announcement of its commencement of the CGT Offer was filed by AMX on Form 425 with the Commission on May 11, 2010 (the “AMX Announcement”) and is incorporated herein by reference.  The description herein of the CGT Offer and the matters contemplated thereby is qualified in its entirety by reference to the AMX Announcement and any subsequent filings with the Commission made by AMX relating to the CGT Offer.

The CGT Offer expired on June 10, 2010.  As a result of the Offer, AMX issued 7,088,921,019 L Shares (including AMX L Shares represented by ADSs) in exchange for 3,462,401,592 Shares of CGT (including shares represented by ADSs).3  As of the consummation of the CGT Offer, AMX owned 99.4% of CGT’s outstanding shares.

Control of Issuer

CGT holds as of the date hereof 75.3% of the issued and outstanding Series AA shares, no par value, of the Issuer (the “AA Shares”).  Through its direct ownership of A Shares and AA Shares and its power to vote the AA Shares owned by AT&T under the Telmex Agreements (each as defined below), CGT may be deemed to control the Issuer.  As a result of the CGT Offer, through its control of CGT, AMX beneficially owns 75.3% of the issued and outstanding AA Shares and through its indirect ownership of the AA Shares, AMX may be deemed to control the Issuer.  See “—Issuer’s Bylaws” below for a description of the voting rights of AA Shares and A Shares.

Issuer’s Bylaws

Under the Issuer’s bylaws, AA Shares and A Shares have full voting rights and L Shares have limited voting rights.  Each AA Share and each A Share is convertible at the holder's option into one L Share, in each case subject to restrictions under the Issuer's by-laws, which are summarized in the table below.

___________________________
3     The number of AMX L Shares issued in exchange for CGT shares, as reported in Amendment No. 44 to the Schedule 13D filed by the Reporting Persons with the Commission on July 30, 2010, inadvertently included 1,349,272,707 AMX L shares issued in connection with the separate transaction.

Class of Issuer’s Capital Stock	% of Issuer’s Outstanding Capital Stock	% of Combined Number of Outstanding AA Shares and A Shares
L Shares	No more than 80%
A Shares	No more than 19.6%	No more than 49%
AA Shares	At least 20% but no more than 51%	No less than 51%
Combined AA Shares and A Shares	No more than 51%
Combined A Shares and L Shares	No more than 80%

Shareholders Agreement

CGT and AT&T International (“AT&T”) are parties to that Shareholders Agreement, dated December 20, 2000 (the “Shareholders Agreement”) which, among other things, subjects certain transfers by either party of AA Shares of the Issuer to a right of first offer in favor of the other party and provides for the composition of the board of directors and executive committee of the Issuer and for each party to enter into a management services agreement with the Issuer.  CGT expects to enter into a first amendment to that Shareholders Agreement (the “Amended Shareholders Agreement”), which amendment will provide for certain matters relating to their ownership of AA Shares.

As a result of the voting arrangements set forth in the Shareholders Agreement and those to be set forth in the Amended Shareholders Agreement, CGT and AT&T may be deemed to form a group for purposes of Sections 13(d) and 13(g) of the Exchange Act.  According to the Schedule 13D filed by AT&T and its parent, AT&T Inc., on June 20, 2008, AT&T beneficially owns 1,799,453,534 AA Shares.  In accordance with the restrictions described above, the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares is 4,326,419,010.  Because CGT directly beneficially owns 6,000,000,000 AA Shares, which is more than the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares, if AT&T were deemed to form a group with CGT the number of A Shares and L Shares that would be reported as beneficially owned by CGT and the Reporting Persons that may be deemed to control CGT would not as of the date differ from the number of A Shares and L Shares reported in this Schedule 13D.

Other Plans or Proposals

Except as set forth in this Statement, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D.  However, from time to time the Reporting Persons may evaluate the possibility of acquiring additional A Shares and L Shares, disposing of A Shares and L Shares, or entering into corporate transactions involving the Issuer (including, but not limited to, joint ventures and/or other commercial arrangements with the Issuer).  The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by the Reporting Persons.

Item 5.    Interest in Securities of the Issuer.

(a)           The Reporting Persons have, as of November 5, 2010, the following interests in the A Shares and L Shares:

	A Shares(1)		L Shares(2)
	Number	% of Class	Number	% of Class
Carlos Slim Helú(3)	93,055,469	24.1%	9,636,915,799	67.6%
Carlos Slim Domit(4)	92,967,469	24.1%	9,506,317,463	66.7%
Marco Antonio Slim Domit(5)	92,967,469	24.1%	9,506,331,063	66.7%
Patrick Slim Domit(6)	92,967,469	24.1%	9,507,381,937	66.7%
María Soumaya Slim Domit(7)	92,967,469	24.1%	9,509,317,467	66.7%
Vanessa Paola Slim Domit(8)	92,967,469	24.1%	9,512,490,067	66.7%
Johanna Monique Slim Domit(9)	92,967,469	24.1%	9,510,680,321	66.7%
AMX(10)	91,994,660	23.9%	9,136,919,010	64.1%
GFI(11)	972,809	0.3%	356,882,189	3.6%
Inmobiliaria(12)	—	—	3,000,000	0.2%
Telmex Trust(13)	49,600	0.0%	174,068,800	1.8%
Telnor Trust(13)	—	—	3,770,000	0.0%
Fundación Telmex(13)	—	—	15,515,600	0.2%
Fundación Carlos Slim(13)	—	—	218,700	0.0%

(1)	Based upon 385,455,347 A Shares outstanding as of November 5, 2010, as reported by the Mexican Stock Exchange. Includes A Shares held in the form of A Share ADSs.
(2)
Based upon 9,840,833,931 L Shares outstanding as of November 5, 2010, as reported by the Mexican Stock Exchange.  The total number of L Shares outstanding also includes L Shares held in the form of L Share ADSs.  In addition, other than in the case of Inmobiliaria, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim, L Share totals and percentages assume that all of the A Shares held by the Reporting Persons, all of the AA Shares held by Telmex Trust and 4,326,419,000 AA Shares held by AMX indirectly through its subsidiary, CGT, which may be deemed to be beneficially owned by the Slim Family, have been converted into L Shares.  In accordance with the restrictions set forth in Item 4 above, the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares is 4,326,419,000.

(3)
Includes 88,000 A Shares and 140,114,600 L Shares (assuming conversion of the 88,000 A Shares) owned directly by Carlos Slim Helú, as well as A Shares and L Shares beneficially owned through GFI and CGT by trusts for the benefit of the Slim Family (the “Family Shares”).

(4)	Includes 9,516,264 L Shares owned directly by Carlos Slim Domit, as well as the Family Shares.
(5)	Includes 9,529,864 L Shares owned directly by Marco Antonio Slim Domit, which includes 13,600 L Shares owned jointly by Marco Antonio Slim Domit and his children, as well as the Family Shares.
(6)	Includes 10,580,738 L Shares owned directly by Patrick Slim Domit, which includes 32,200 L Shares owned jointly by Patrick Slim Domit and his children, as well as the Family Shares.
(7)	Includes 12,516,268 L Shares owned directly by María Soumaya Slim Domit, as well as the Family Shares.
(8)
Includes 15,688,868 L Shares owned directly by Vanessa Paola Slim Domit and her spouse, which includes 72,600 L Shares owned jointly by Vanessa Paola Slim Domit and her children, as well as the Family Shares.

(9)
Includes 13,879,122 L Shares owned directly by Johanna Monique Slim Domit and her spouse, which includes 3,600 L Shares owned jointly by Johanna Monique Slim Domit and her children, as well as the Family Shares.

(10)	Includes A Shares and L Shares beneficially owned through its subsidiary, CGT. See Item 4.
(11)
Includes A Shares and L Shares owned directly by GFI, as well as A Shares and L Shares beneficially owned through wholly-owned subsidiaries it controls or other entities that may be deemed to be controlled by the Slim Family.

(12)	Includes L Shares owned directly by Inmobiliaria.
(13)	Shares disclaimed by the Slim Family and AMX.

(b)           Because the Slim Family may be deemed to control, directly or indirectly, each of AMX, GFI, Inmobiliaria and the Issuer, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares controlled by such persons (including those beneficially owned by the Telmex Trust, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim).  Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

(c)           All transactions in A Shares and L Shares effected by the Reporting Persons for the period beginning 60 days prior to the event which requires the filing of this statement are listed in Schedule II.

(d)           All A Shares and L Shares owned by trusts for the benefit of the Slim Family may be deemed to be beneficially owned by each member of the Slim Family that is a beneficiary of such trusts.  Thus, beneficial ownership of A Shares and L Shares may be deemed to be shared by each member of the Slim Family.  Because the Slim Family may be deemed to control, directly or indirectly, each of AMX, GFI, Inmobiliaria and the Issuer, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares controlled by such persons (including the Telmex Trust, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim).  Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, A Shares or L Shares owned by the Reporting Persons.

(e)           Not applicable.

Item 6.                    Contracts, Arrangements, Understandings or Relationships With Respect to
Securities of the Issuer

There are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7.                      Material to be Filed as Exhibits

Exhibit 99.1	Joint Filing Agreement, dated November 18, 2010, by and among the Reporting Persons.

The Powers of Attorney for (i) the members of the Slim Family and Inmobiliaria, filed as exhibits to the Form 4 filed by the Reporting Persons with the Commission on January 2, 2009 in respect of their ownership of equity shares in Bronco Drilling Company, Inc., (ii) GFI, filed as an exhibit to Amendment No. 1 to the Schedule 13G filed by the Reporting Persons with the Commission on January 22, 2009 in respect of its ownership in equity shares of the New York Times Company, (iii) the Telmex Trust and the Telnor Trust, filed as exhibits to Amendment No. 19 to the Schedule 13D filed by the Reporting Persons with the Commission on March 17, 2009 in respect of their ownership in equity shares of América Móvil, S.A.B. de C.V., and (iv) AMX, Fundación Telmex and Fundación Carlos Slim, filed as exhibits to Amendment No. 44 to the Schedule 13D filed by the Reporting Persons with the Commission on July 30, 2010, the Trust Agreement, including the Original Spanish Version and the English Translation, filed as exhibits to Amendment No. 7 to the Schedule 13D filed by the Reporting Persons with the Commission on May 15, 2001 in respect of their ownership in equity shares of the Issuer and the AMX Announcement are all hereby incorporated herein by reference.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Carlos Slim Helú

Carlos Slim Domit	By:/s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact
November 18, 2010
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

AMÉRICA MÓVIL, S.A.B. DE C.V.

INMOBILIARIA CARSO, S.A. de C.V.

By: Armando Ibañez Vazquez
Title: Attorney-in-Fact

GRUPO FINANCIERO INBURSA, S.A.B. DE C.V.

By: Raul Humberto Zepeda Ruiz
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0008

By: Raul Humberto Zepeda Ruiz
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0395

By: Raul Humberto Zepeda Ruiz
Title: Attorney-in-Fact

FUNDACIÓN TELMEX, A.C.

By: Adolfo Cerezo
Title: Attorney-in-Fact

FUNDACIÓN CARLOS SLIM, A.C.

By: Armando Ibañez Vazquez
Title: Attorney-in-Fact

SCHEDULE I
All of the individuals listed below are citizens of México.

THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 México D.F., México

Name	Principal Occupation

Carlos Slim Helú
Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Telmex Internacional, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

María Soumaya Slim Domit	Vice President of Museo Soumaya, President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Instituto Carlos Slim de la Salud, A.C.

Johanna Monique Slim Domit	Private Investor and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

 AMÉRICA MÓVIL, S.A.B. de C.V.
Lago Alberto 366, Colonia Anáhuac, 11320 México D.F., México

Name and Position	Principal Occupation

Directors

Patrick Slim Domit (Chairman)
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Daniel Hajj Aboumrad
Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Grupo Carso, S.A.B. de C.V., and Alternate Director of Carso Global Telecom S.A.B. de C.V.

Alejandro Soberón Kuri
Director, Chairman of the Audit and Corporate Practices Committee and Member of the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., and Chairman of Corporación Interamericana de Entretenimiento, S.A.B. de C.V.

Carlos Bremer Gutiérrez
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Value Grupo Financiero, S.A.B. de C.V., and Chief Operating Officer of Abaco Casa de Bolsa, S.A. de C.V.

Rayford Wilkins	Director and Member of the Executive Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of the AT&T Diversified Businesses Division, and Director of Telmex Internacional.

Mike Viola	Director of América Móvil, S.A.B. de C.V., Senior Vice President of Corporate Finance AT&T, Inc., and Director of Telmex.

Ernesto Vega Velasco
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chairman of Wal-Mart de México, S.A.B. de C.V. and Director of Kuo, S.A.B. de C.V., Dine, S.A.B. de C.V. and Grupo Aeroportuario del Pacífico, S.A.B. de C.V., and Alternate Director of Industrias Peñoles, S.A.B. de C.V.

Santiago Cosío Pando	Director and Member of the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., and President of Grupo Pando, S.A. de C.V.

Pablo Roberto González Guajardo
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of Kimberly Clark de Mexico, S.A.B. de C.V., Member of the Board of Directors of Corporación Scribe, S.A.P.I. de C.V. and Alternate Director of Kimberly Clark de Mexico, S.A.B. de C.V.

David Ibarra Muñoz
Director and Member of the Operations in Puerto Rico and the United States of America Committee, Director of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Executive Officers

Daniel Hajj Aboumrad
Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Grupo Carso, S.A.B. de C.V., and Alternate Director of Carso Global Telecom S.A.B. de C.V.

Carlos José García Moreno Elizondo	Chief Financial Officer of América Móvil, S.A.B. de C.V.

GRUPO FINANCIERO INBURSA, S.A.B. de C.V.

Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 México D.F., México

Name and Position	Principal Occupation

Directors

Marco Antonio Slim Domit (Chairman of the Board)
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Eduardo Valdés Acra (Vice-Chairman of the Board)
Chief Executive Officer of Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa, and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V. and Teléfonos de México, S.A.B. de C.V.

Agustín Franco Macias (Director)	Chairman of Cryoinfra, S.A. de C.V., Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and Grupo Infra, S.A. de C.V.

Claudio X. González Laporte (Director)
Chairman of the Board of Kimberly Clark de México, S.A. de C.V., Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., General Electric Co., Kellogs Co., Unilever, Grupo Alfa, S.A. de C.V., Grupo México, S.A.B. de C.V., Grupo Modelo, S.A.B. de C. V. and The Mexico Fund, Inc.

Juan Antonio Peréz Simón (Director)
Vice-Chairman of Teléfonos de México, S.A.B. de C.V. and Chairman of the Board of Sanborns Hermanos S.A. Board Member of Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Cigarros la Tabacalera, S.A. de C.V., Radio Móvil Dipsa, S.A. de C.V. and Sears Roebuck S.A. de C.V.

David Ibarra Muñoz (Director)
Director and Member of the Operations in Puerto Rico and the United States of America Committee, Director of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Jose Kuri Harfush (Director)
Chief Executive Officer of Janel, S.A. de C.V., Board Member of Teléfonos de México, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. and Grupo Sanborns, S.A. de C.V.

Héctor Slim Seade (Director)	Chief Executive Officer of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries and Teléfonos de México, S.A.B. de C.V.

Arturo Elías Ayub (Director)
Chief Officer of Relationships with Investors and member of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Board Member of Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V. and Grupo Financiero Inbursa, S.A.B. de C.V.

Javier Foncerrada Izquierdo (Director)	Chief Executive Officer of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries.

Antonio Cosío Pando (Director)
Chief Executive Officer of Compañía Industrial Tepejí del Río, Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Teléfonos de México, S.A.B. de C.V., Sears Roebuck, S.A. de C.V, Carso Infraestructura y Construcción, S.A.B. de C.V., and Grupo Carso, S.A.B. de C.V.

Guillermo Gutiérrez Saldívar (Director)	President of the Board of Directors of Grupo Idesa, S.A. de C.V., and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries.

Laura Diez Barroso Azcárraga de Laviada (Director)	President and Chief Executive Officer of Grupo LCA Capital.

Leopoldo Rodés Castañé (Director)	President of the Board of Directors of Media Planning Group, S.A., and Board Member of La Caixa D’Estalvis I Pensions de Barcelona.

Isidro Faine Casas (Director)	Board Member of Criteria Caixa Corp. S.A. and other international companies.

Juan María Nin Genoveva (Director)	Board Member of Criteria Caixa Corp. S.A. and other international companies.

Gonzalo Gortazar Rotoaeche (Alternate Director)	Chief Executive Officer and Board Member of Criteria Caixa Corp. S.A. and other international companies.

Tomás Muniesa Arantegui (Alternate Director)	General Executive Officer of La Caixa D’Estalvis I Pensions de Barcelona, Delegate Director of Grupo Caifor among other international companies.

Executive Officers

Marco Antonio Slim Domit (President)
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

INMOBILIARIA CARSO, S.A. de C.V.

Avenida Insurgentes Sur #3500, Edificio Telmex, Piso 5, Colonia Peña Pobre, Delegación Tlalpan, C.P. 14060 México D.F., México

Name and Position	Principal Occupation

Directors

Carlos Slim Helú
Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B. de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V., and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V. and Fundación Carlos Slim, A.C.

Marco Antonio Slim Dormit
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa's, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

María Soumaya Slim Domit	Vice President of Museo Soumaya

Vanessa Paola Slim Domit	Private Investor

Johanna Monique Slim Domit	Private Investor

Executive Officers

Armando Ibáñez Vázquez	Chief Financial Officer of Inmobiliaria Carso

TELMEX TRUST

Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 México D.F., México

Name and Position	Principal Occupation

Technical Committee Members

Adolfo Cerezo Perez	Chief Financial Officer of Teléfonos de México, S.A.B. de C.V., and Teléfonos del Noroeste, S.A. de C.V.

José Manuel Camacho Berrueta	Vice President of Treasury of Teléfonos de México, S.A.B. de C.V.

Rolando Reyner Valdés	Operations Comptroller of Teléfonos de México, S.A.B. de C.V.

Alternate Members

Carlos Robles Miaja	Vice President of Budget and Financial Evaluation of Teléfonos de México, S.A.B. de C.V.

Nicolas Calderón López	Comptroller of Nacional Subsidiaries of Teléfonos de México, S.A.B. de C.V.

Arturo Sánchez Monroy	Manager of Treasury Operations of Teléfonos de México, S.A.B. de C.V.

TELNOR TRUST

Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 México D.F., México

Name and Position	Principal Occupation

Technical Committee Members

Adolfo Cerezo Perez	Chief Financial Officer of Teléfonos de México, S.A.B. de C.V., and Teléfonos del Noroeste, S.A. de C.V.

Gustavo Bernal González	General Comptroller of Teléfonos del Noroeste, S.A. de C.V.

Aurelio Rámirez B.	Treasurer of Teléfonos del Noroeste, S.A. de C.V.

Alternate Members

José Manuel Camacho Berrueta	Vice President of Treasury of Teléfonos de México, S.A.B. de C.V.

Jose Amador Zacatsi R.	Accounting and Financial Information Manager of Teléfonos del Noroeste, S.A. de C.V.

Javier Parra Osun	Credit and Collections Manager of Teléfonos del Noroeste, S.A. de C.V.

FUNDACIÓN TELMEX, A.C.

Vizcaínas No. 16, Colonia Centro, Delegación Cuauhtémoc, 06080 México, D.F. México

Name and Position	Principal Occupation

Directors

Carlos Slim Helú (Chairman)
Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Jaime Chico Pardo (Director)	Member of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V.

Arturo Elías Ayub (Director)
Chief Officer of Relationships with Investors and Member of the Board of Directors of Teléfonos de México, S.A.B. de C.V.,  Board Member of Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V. and Grupo Financiero Inbursa, S.A.B. de C.V.

Carlos Slim Domit (Director)
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Telmex Internacional, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Patrick Slim Domit (Director)
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Hector Slim Seade (Director)	Chief Executive Officer of Teléfonos de México, S.A.B. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries and Teléfonos de México, S.A.B. de C.V.

FUNDACIÓN CARLOS SLIM, A.C.

Insurgentes Sur 3500, Edificio Telmex, Piso 5, Colonia Peña Pobre, 14060 México, D.F., México

Name and Position	Principal Occupation

Directors

Carlos Slim Helú
Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Telmex Internacional, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V. and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

SCHEDULE II

For the period beginning 60 days prior to the event which requires the filing of this statement, the Reporting Persons set forth below effected the following transactions in A Shares and L Shares on the Mexican Stock Exchange.  The prices below reflect the price paid (in US$ based upon the Exchange Rate published by the Banco de México on the trade date) by the purchasers per A Share or L Share on the relevant trade date.

A Shares

Reporting Person	Type of Transaction	Trade Date	Number of A Shares	Price per Share US Dollars

GFI	Purchase	10/29/10	36,200	0.75
GFI	Purchase	10/29/10	800	0.75

L Shares

Reporting Person	Type of Transaction	Trade Date	Number of L Shares	Price per Share US Dollars

Telmex Trust	Sale	09/07/10	20,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	18,000	0.71
Telmex Trust	Sale	09/07/10	20,000	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	1,200	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	17,500	0.71
Telmex Trust	Sale	09/07/10	3,800	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	2,500	0.71
Telmex Trust	Sale	09/07/10	3,500	0.71
Telmex Trust	Sale	09/07/10	4,100	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	1,200	0.71
Telmex Trust	Sale	09/07/10	800	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,400	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	6,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,800	0.71
Telmex Trust	Sale	09/07/10	5,100	0.71
Telmex Trust	Sale	09/07/10	14,900	0.71
Telmex Trust	Sale	09/07/10	5,100	0.72
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	1,200	0.71
Telmex Trust	Sale	09/07/10	2,400	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	1,300	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	8,000	0.72
Telmex Trust	Sale	09/07/10	3,500	0.72
Telmex Trust	Sale	09/07/10	6,500	0.72
Telmex Trust	Sale	09/07/10	2,700	0.72
Telmex Trust	Sale	09/07/10	100	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	4,000	0.72
Telmex Trust	Sale	09/07/10	1,900	0.72
Telmex Trust	Sale	09/07/10	100	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	17,900	0.72
Telmex Trust	Sale	09/07/10	2,300	0.72
Telmex Trust	Sale	09/07/10	5,300	0.72
Telmex Trust	Sale	09/07/10	1,600	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	10,200	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	100	0.72
Telmex Trust	Sale	09/07/10	13,100	0.72
Telmex Trust	Sale	09/07/10	2,400	0.72
Telmex Trust	Sale	09/07/10	1,700	0.72
Telmex Trust	Sale	09/07/10	900	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	2,800	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	1,700	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	1,400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	800	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	7,000	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	1,600	0.71
Telmex Trust	Sale	09/07/10	1,100	0.71
Telmex Trust	Sale	09/07/10	1,400	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	800	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	7,200	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	6,000	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	1,300	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	9,300	0.71
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	2,000	0.72
Telmex Trust	Sale	09/07/10	6,000	0.72
Telmex Trust	Sale	09/07/10	1,100	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	1,200	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	1,100	0.72
Telmex Trust	Sale	09/07/10	100	0.72
Telmex Trust	Sale	09/07/10	300	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	500	0.72
Telmex Trust	Sale	09/07/10	2,500	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	500	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	3,000	0.72
Telmex Trust	Sale	09/07/10	14,600	0.72
Telmex Trust	Sale	09/07/10	2,200	0.72
Telmex Trust	Sale	09/07/10	700	0.72
Telmex Trust	Sale	09/07/10	900	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	1,300	0.72
Telmex Trust	Sale	09/07/10	700	0.72
Telmex Trust	Sale	09/07/10	1,300	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	900	0.72
Telmex Trust	Sale	09/07/10	900	0.72
Telmex Trust	Sale	09/07/10	1,100	0.72
Telmex Trust	Sale	09/07/10	400	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	1,100	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	1,000	0.72
Telmex Trust	Sale	09/07/10	300	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	700	0.72
Telmex Trust	Sale	09/07/10	200	0.72
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	800	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	800	0.71
Telmex Trust	Sale	09/07/10	2,700	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	900	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	10,500	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	500	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	5,900	0.71
Telmex Trust	Sale	09/07/10	4,800	0.72
Telmex Trust	Sale	09/07/10	2,200	0.72
Telmex Trust	Sale	09/07/10	1,900	0.72
Telmex Trust	Sale	09/07/10	2,300	0.72
Telmex Trust	Sale	09/07/10	1,500	0.72
Telmex Trust	Sale	09/07/10	700	0.72
Telmex Trust	Sale	09/07/10	500	0.72
Telmex Trust	Sale	09/07/10	1,300	0.72
Telmex Trust	Sale	09/07/10	4,800	0.72
Telmex Trust	Sale	09/07/10	800	0.72
Telmex Trust	Sale	09/07/10	19,200	0.72
Telmex Trust	Sale	09/07/10	3,600	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	42,800	0.71
Telmex Trust	Sale	09/07/10	1,500	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	700	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	1,400	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	4,000	0.71
Telmex Trust	Sale	09/07/10	4,000	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	4,000	0.71
Telmex Trust	Sale	09/07/10	14,000	0.71
Telmex Trust	Sale	09/07/10	28,800	0.71
Telmex Trust	Sale	09/07/10	2,400	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	300	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	6,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	6,000	0.71
Telmex Trust	Sale	09/07/10	14,600	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	4,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	1,500	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	4,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	30,200	0.71
Telmex Trust	Sale	09/07/10	200	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	1,400	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	30,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	10,300	0.71
Telmex Trust	Sale	09/07/10	44,500	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	1,500	0.71
Telmex Trust	Sale	09/07/10	600	0.71
Telmex Trust	Sale	09/07/10	10,500	0.71
Telmex Trust	Sale	09/07/10	39,900	0.71
Telmex Trust	Sale	09/07/10	32,900	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	14,100	0.71
Telmex Trust	Sale	09/07/10	15,100	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	9,900	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	31,900	0.71
Telmex Trust	Sale	09/07/10	80,000	0.71
Telmex Trust	Sale	09/07/10	2,000	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	100	0.71
Telmex Trust	Sale	09/07/10	4,700	0.71
Telmex Trust	Sale	09/07/10	50,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	49,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	49,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	50,000	0.71
Telmex Trust	Sale	09/07/10	1,500	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	41,500	0.71
Telmex Trust	Sale	09/07/10	8,500	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	50,000	0.71
Telmex Trust	Sale	09/07/10	38,500	0.71
Telmex Trust	Sale	09/07/10	11,500	0.71
Telmex Trust	Sale	09/07/10	3,000	0.71
Telmex Trust	Sale	09/07/10	1,000	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	50,000	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	400	0.71
Telmex Trust	Sale	09/07/10	32,500	0.71
Telmex Trust	Sale	09/08/10	20,000	0.72
Telmex Trust	Sale	09/08/10	20,000	0.72
Telmex Trust	Sale	09/08/10	20,000	0.72
Telmex Trust	Sale	09/08/10	10,000	0.72
Telmex Trust	Sale	09/08/10	20,000	0.72
Telmex Trust	Sale	09/08/10	10,000	0.72
Telmex Trust	Sale	09/08/10	1,000	0.72
Telmex Trust	Sale	09/08/10	200	0.72
Telmex Trust	Sale	09/08/10	200	0.72
Telmex Trust	Sale	09/08/10	200	0.72
Telmex Trust	Sale	09/08/10	300	0.72
Telmex Trust	Sale	09/08/10	18,100	0.72
Telmex Trust	Sale	09/08/10	10,000	0.72
Telmex Trust	Sale	09/08/10	4,000	0.72
Telmex Trust	Sale	09/08/10	1,000	0.72
Telmex Trust	Sale	09/08/10	300	0.72
Telmex Trust	Sale	09/08/10	300	0.72
Telmex Trust	Sale	09/08/10	300	0.72
Telmex Trust	Sale	09/08/10	300	0.72
Telmex Trust	Sale	09/08/10	3,800	0.72
Telmex Trust	Sale	09/08/10	10,000	0.72
Telmex Trust	Sale	09/08/10	900	0.72
Telmex Trust	Sale	09/08/10	19,100	0.72
Telmex Trust	Sale	09/08/10	20,000	0.73
Telmex Trust	Sale	09/08/10	20,000	0.73
Telmex Trust	Sale	09/08/10	1,000	0.73
Telmex Trust	Sale	09/08/10	300	0.73
Telmex Trust	Sale	09/08/10	300	0.73
Telmex Trust	Sale	09/08/10	300	0.73
Telmex Trust	Sale	09/08/10	300	0.73
Telmex Trust	Sale	09/08/10	7,800	0.73
Telmex Trust	Sale	09/08/10	19,500	0.73
Telmex Trust	Sale	09/08/10	500	0.73
Telmex Trust	Sale	09/08/10	11,100	0.73
Telmex Trust	Sale	09/08/10	8,900	0.73
Telmex Trust	Sale	09/08/10	1,900	0.73
Telmex Trust	Sale	09/08/10	8,100	0.73
Telmex Trust	Sale	09/08/10	10,000	0.73
Telmex Trust	Sale	09/08/10	9,400	0.73
Telmex Trust	Sale	09/08/10	10,600	0.73
Telmex Trust	Sale	09/08/10	14,000	0.73
Telmex Trust	Sale	09/08/10	6,000	0.73
Telmex Trust	Sale	09/08/10	6,000	0.73
Telmex Trust	Sale	09/08/10	10,000	0.73
Telmex Trust	Sale	09/08/10	2,000	0.73
Telmex Trust	Sale	09/08/10	2,000	0.73
Telmex Trust	Sale	09/08/10	11,700	0.73
Telmex Trust	Sale	09/08/10	1,200	0.73
Telmex Trust	Sale	09/08/10	2,000	0.73
Telmex Trust	Sale	09/08/10	2,000	0.73
Telmex Trust	Sale	09/08/10	2,000	0.73
Telmex Trust	Sale	09/08/10	8,300	0.73
Telmex Trust	Sale	09/08/10	2,800	0.73
Telmex Trust	Sale	09/08/10	10,000	0.73
Telmex Trust	Sale	09/08/10	8,300	0.73
Telmex Trust	Sale	09/08/10	1,700	0.73
Telmex Trust	Sale	09/08/10	30,000	0.73
Telmex Trust	Sale	09/15/10	9,000	0.75
Telmex Trust	Sale	09/15/10	1,000	0.75
Telmex Trust	Sale	09/15/10	20,000	0.75
Telmex Trust	Sale	09/15/10	20,000	0.75
Telmex Trust	Sale	09/15/10	20,000	0.75
Telmex Trust	Sale	09/15/10	20,000	0.75
Telmex Trust	Sale	09/15/10	10,000	0.75
Telmex Trust	Sale	09/15/10	14,700	0.76
Telmex Trust	Sale	09/15/10	5,300	0.76
Telmex Trust	Sale	09/15/10	16,800	0.76
Telmex Trust	Sale	09/15/10	3,200	0.76
Telmex Trust	Sale	09/15/10	5,100	0.76
Telmex Trust	Sale	09/15/10	14,900	0.76
Telmex Trust	Sale	09/15/10	4,300	0.76
Telmex Trust	Sale	09/15/10	15,700	0.76
Telmex Trust	Sale	09/15/10	13,900	0.76
Telmex Trust	Sale	09/15/10	6,100	0.76
Telmex Trust	Sale	09/15/10	20,000	0.76
Telmex Trust	Sale	09/15/10	20,000	0.76
Telmex Trust	Sale	09/15/10	20,000	0.76
Telmex Trust	Sale	09/15/10	20,000	0.76
Telmex Trust	Sale	09/15/10	1,100	0.76
Telmex Trust	Sale	09/15/10	100	0.76
Telmex Trust	Sale	09/15/10	2,000	0.76
Telmex Trust	Sale	09/15/10	2,000	0.76
Telmex Trust	Sale	09/15/10	500	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	8,300	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	4,900	0.76
Telmex Trust	Sale	09/15/10	8,300	0.76
Telmex Trust	Sale	09/15/10	8,400	0.76
Telmex Trust	Sale	09/15/10	3,300	0.76
Telmex Trust	Sale	09/15/10	700	0.76
Telmex Trust	Sale	09/15/10	800	0.76
Telmex Trust	Sale	09/15/10	1,200	0.76
Telmex Trust	Sale	09/15/10	1,100	0.76
Telmex Trust	Sale	09/15/10	700	0.76
Telmex Trust	Sale	09/15/10	4,200	0.76
Telmex Trust	Sale	09/15/10	800	0.76
Telmex Trust	Sale	09/15/10	2,300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	900	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	2,000	0.76
Telmex Trust	Sale	09/15/10	500	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	3,400	0.76
Telmex Trust	Sale	09/15/10	18,000	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	8,400	0.76
Telmex Trust	Sale	09/15/10	19,100	0.75
Telmex Trust	Sale	09/15/10	900	0.75
Telmex Trust	Sale	09/15/10	19,700	0.75
Telmex Trust	Sale	09/15/10	300	0.75
Telmex Trust	Sale	09/15/10	8,400	0.75
Telmex Trust	Sale	09/15/10	2,700	0.75
Telmex Trust	Sale	09/15/10	200	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	14,100	0.75
Telmex Trust	Sale	09/15/10	1,700	0.75
Telmex Trust	Sale	09/15/10	4,700	0.75
Telmex Trust	Sale	09/15/10	15,300	0.75
Telmex Trust	Sale	09/15/10	20,000	0.76
Telmex Trust	Sale	09/15/10	30,000	0.75
Telmex Trust	Sale	09/15/10	4,000	0.75
Telmex Trust	Sale	09/15/10	6,000	0.75
Telmex Trust	Sale	09/15/10	40,000	0.75
Telmex Trust	Sale	09/15/10	25,000	0.75
Telmex Trust	Sale	09/15/10	3,000	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	40,000	0.75
Telmex Trust	Sale	09/15/10	29,900	0.75
Telmex Trust	Sale	09/15/10	100	0.75
Telmex Trust	Sale	09/15/10	5,100	0.75
Telmex Trust	Sale	09/15/10	200	0.75
Telmex Trust	Sale	09/15/10	700	0.75
Telmex Trust	Sale	09/15/10	1,000	0.75
Telmex Trust	Sale	09/15/10	5,100	0.75
Telmex Trust	Sale	09/15/10	4,900	0.75
Telmex Trust	Sale	09/15/10	4,700	0.75
Telmex Trust	Sale	09/15/10	8,400	0.75
Telmex Trust	Sale	09/15/10	8,400	0.75
Telmex Trust	Sale	09/15/10	200	0.75
Telmex Trust	Sale	09/15/10	200	0.75
Telmex Trust	Sale	09/15/10	500	0.75
Telmex Trust	Sale	09/15/10	600	0.75
Telmex Trust	Sale	09/15/10	12,500	0.75
Telmex Trust	Sale	09/15/10	200	0.75
Telmex Trust	Sale	09/15/10	25,000	0.75
Telmex Trust	Sale	09/15/10	1,900	0.75
Telmex Trust	Sale	09/15/10	400	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	2,100	0.75
Telmex Trust	Sale	09/15/10	8,100	0.75
Telmex Trust	Sale	09/15/10	2,100	0.75
Telmex Trust	Sale	09/15/10	2,100	0.75
Telmex Trust	Sale	09/15/10	2,000	0.75
Telmex Trust	Sale	09/15/10	9,000	0.75
Telmex Trust	Sale	09/15/10	7,400	0.75
Telmex Trust	Sale	09/15/10	2,100	0.75
Telmex Trust	Sale	09/15/10	3,100	0.75
Telmex Trust	Sale	09/15/10	20,000	0.75
Telmex Trust	Sale	09/15/10	4,400	0.76
Telmex Trust	Sale	09/15/10	2,100	0.76
Telmex Trust	Sale	09/15/10	10,900	0.76
Telmex Trust	Sale	09/15/10	2,100	0.76
Telmex Trust	Sale	09/15/10	20,500	0.76
Telmex Trust	Sale	09/15/10	7,800	0.76
Telmex Trust	Sale	09/15/10	2,100	0.76
Telmex Trust	Sale	09/15/10	9,400	0.76
Telmex Trust	Sale	09/15/10	700	0.76
Telmex Trust	Sale	09/15/10	40,000	0.76
Telmex Trust	Sale	09/15/10	10,800	0.76
Telmex Trust	Sale	09/15/10	2,100	0.76
Telmex Trust	Sale	09/15/10	3,700	0.76
Telmex Trust	Sale	09/15/10	3,400	0.76
Telmex Trust	Sale	09/15/10	40,000	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	100	0.76
Telmex Trust	Sale	09/15/10	9,000	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	4,200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	100	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	4,800	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	500	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	300	0.76
Telmex Trust	Sale	09/15/10	400	0.76
Telmex Trust	Sale	09/15/10	200	0.76
Telmex Trust	Sale	09/15/10	100	0.76
Telmex Trust	Sale	09/15/10	7,300	0.76
Telmex Trust	Sale	10/26/10	400	0.77
Telmex Trust	Sale	10/26/10	39,600	0.77
Telmex Trust	Sale	10/26/10	40,000	0.77
Telmex Trust	Sale	10/26/10	40,000	0.77
Telmex Trust	Sale	10/26/10	40,000	0.77
Telmex Trust	Sale	10/26/10	40,000	0.77
Telmex Trust	Sale	10/26/10	20,000	0.76
Telmex Trust	Sale	10/26/10	40,000	0.77
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	400	0.75
Telmex Trust	Sale	10/26/10	11,800	0.75
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	35,200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	48,100	0.75
Telmex Trust	Sale	10/26/10	800	0.75
Telmex Trust	Sale	10/26/10	1,100	0.75
Telmex Trust	Sale	10/26/10	1,000	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	48,600	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	30,400	0.75
Telmex Trust	Sale	10/26/10	4,700	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	12,600	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	13,900	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	8,000	0.75
Telmex Trust	Sale	10/26/10	8,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	7,800	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	7,600	0.75
Telmex Trust	Sale	10/26/10	8,400	0.75
Telmex Trust	Sale	10/26/10	6,600	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	4,800	0.75
Telmex Trust	Sale	10/26/10	21,600	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	35,500	0.75
Telmex Trust	Sale	10/26/10	14,500	0.75
Telmex Trust	Sale	10/26/10	12,100	0.75
Telmex Trust	Sale	10/26/10	2,100	0.75
Telmex Trust	Sale	10/26/10	400	0.75
Telmex Trust	Sale	10/26/10	2,700	0.75
Telmex Trust	Sale	10/26/10	600	0.75
Telmex Trust	Sale	10/26/10	6,200	0.75
Telmex Trust	Sale	10/26/10	600	0.75
Telmex Trust	Sale	10/26/10	3,900	0.75
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	1,700	0.75
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	1,000	0.75
Telmex Trust	Sale	10/26/10	1,400	0.75
Telmex Trust	Sale	10/26/10	1,400	0.75
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	11,500	0.75
Telmex Trust	Sale	10/26/10	3,400	0.75
Telmex Trust	Sale	10/26/10	700	0.75
Telmex Trust	Sale	10/26/10	27,600	0.75
Telmex Trust	Sale	10/26/10	700	0.75
Telmex Trust	Sale	10/26/10	2,300	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	1,500	0.75
Telmex Trust	Sale	10/26/10	400	0.75
Telmex Trust	Sale	10/26/10	800	0.75
Telmex Trust	Sale	10/26/10	900	0.75
Telmex Trust	Sale	10/26/10	900	0.75
Telmex Trust	Sale	10/26/10	10,600	0.75
Telmex Trust	Sale	10/26/10	1,200	0.75
Telmex Trust	Sale	10/26/10	2,300	0.75
Telmex Trust	Sale	10/26/10	1,100	0.75
Telmex Trust	Sale	10/26/10	16,100	0.75
Telmex Trust	Sale	10/26/10	4,600	0.75
Telmex Trust	Sale	10/26/10	4,600	0.75
Telmex Trust	Sale	10/26/10	4,600	0.75
Telmex Trust	Sale	10/26/10	2,300	0.75
Telmex Trust	Sale	10/26/10	100	0.75
Telmex Trust	Sale	10/26/10	13,100	0.75
Telmex Trust	Sale	10/26/10	50,000	0.75
Telmex Trust	Sale	10/26/10	4,200	0.75
Telmex Trust	Sale	10/26/10	1,900	0.75
Telmex Trust	Sale	10/26/10	1,500	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	10,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	1,400	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	1,900	0.75
Telmex Trust	Sale	10/26/10	1,600	0.75
Telmex Trust	Sale	10/26/10	1,300	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	1,200	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	14,400	0.75
Telmex Trust	Sale	10/26/10	1,600	0.75
Telmex Trust	Sale	10/26/10	29,100	0.75
Telmex Trust	Sale	10/26/10	1,500	0.75
Telmex Trust	Sale	10/26/10	2,900	0.75
Telmex Trust	Sale	10/26/10	500	0.75
Telmex Trust	Sale	10/26/10	500	0.75
Telmex Trust	Sale	10/26/10	3,100	0.75
Telmex Trust	Sale	10/26/10	4,600	0.75
Telmex Trust	Sale	10/26/10	400	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	2,300	0.75
Telmex Trust	Sale	10/26/10	2,300	0.75
Telmex Trust	Sale	10/26/10	36,500	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	1,200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	200	0.75
Telmex Trust	Sale	10/26/10	300	0.75
Telmex Trust	Sale	10/26/10	12,000	0.75
Telmex Trust	Sale	10/26/10	4,000	0.75
Telmex Trust	Sale	10/26/10	16,000	0.75
Telmex Trust	Sale	10/26/10	64,400	0.75
Telmex Trust	Sale	10/27/10	40,000	0.75
Telmex Trust	Sale	10/27/10	4,000	0.75
Telmex Trust	Sale	10/27/10	36,000	0.75
Telmex Trust	Sale	10/27/10	4,000	0.75
Telmex Trust	Sale	10/27/10	36,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	8,900	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	100	0.75
Telmex Trust	Sale	10/27/10	100	0.75
Telmex Trust	Sale	10/27/10	4,000	0.75
Telmex Trust	Sale	10/27/10	15,900	0.75
Telmex Trust	Sale	10/27/10	14,000	0.75
Telmex Trust	Sale	10/27/10	6,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	19,500	0.75
Telmex Trust	Sale	10/27/10	13,700	0.75
Telmex Trust	Sale	10/27/10	6,300	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	6,800	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	8,400	0.75
Telmex Trust	Sale	10/27/10	3,800	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	14,900	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	4,100	0.75
Telmex Trust	Sale	10/27/10	4,300	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	14,700	0.75
Telmex Trust	Sale	10/27/10	8,400	0.75
Telmex Trust	Sale	10/27/10	11,600	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	800	0.75
Telmex Trust	Sale	10/27/10	19,200	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	14,000	0.75
Telmex Trust	Sale	10/27/10	14,000	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	11,000	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	100,000	0.75
Telmex Trust	Sale	10/27/10	97,700	0.75
Telmex Trust	Sale	10/27/10	2,300	0.75
Telmex Trust	Sale	10/27/10	50,000	0.75
Telmex Trust	Sale	10/27/10	33,900	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	12,600	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	2,100	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	400	0.75
Telmex Trust	Sale	10/27/10	15,900	0.75
Telmex Trust	Sale	10/27/10	100	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	3,500	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	11,900	0.75
Telmex Trust	Sale	10/27/10	16,100	0.75
Telmex Trust	Sale	10/27/10	14,000	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	600	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	4,200	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	1,500	0.75
Telmex Trust	Sale	10/27/10	12,000	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	4,000	0.75
Telmex Trust	Sale	10/27/10	40,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	15,000	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	33,200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	3,500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	3,500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	3,500	0.75
Telmex Trust	Sale	10/27/10	500	0.75
Telmex Trust	Sale	10/27/10	7,000	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	30,000	0.75
Telmex Trust	Sale	10/27/10	2,700	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	800	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	8,300	0.75
Telmex Trust	Sale	10/27/10	900	0.75
Telmex Trust	Sale	10/27/10	28,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	1,100	0.75
Telmex Trust	Sale	10/27/10	8,900	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	1,100	0.75
Telmex Trust	Sale	10/27/10	8,800	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	1,200	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	10,000	0.75
Telmex Trust	Sale	10/27/10	9,700	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	17,700	0.75
Telmex Trust	Sale	10/27/10	16,500	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	13,500	0.75
Telmex Trust	Sale	10/27/10	8,500	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	8,400	0.75
Telmex Trust	Sale	10/27/10	8,400	0.75
Telmex Trust	Sale	10/27/10	4,700	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	5,500	0.75
Telmex Trust	Sale	10/27/10	14,100	0.75
Telmex Trust	Sale	10/27/10	35,900	0.75
Telmex Trust	Sale	10/27/10	14,100	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	14,600	0.75
Telmex Trust	Sale	10/27/10	19,900	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	1,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	7,800	0.75
Telmex Trust	Sale	10/27/10	11,200	0.75
Telmex Trust	Sale	10/27/10	1,300	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	17,500	0.75
Telmex Trust	Sale	10/27/10	2,500	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	7,500	0.75
Telmex Trust	Sale	10/27/10	12,700	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	17,300	0.75
Telmex Trust	Sale	10/27/10	5,400	0.75
Telmex Trust	Sale	10/27/10	2,200	0.75
Telmex Trust	Sale	10/27/10	15,600	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	16,800	0.75
Telmex Trust	Sale	10/27/10	3,200	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	5,300	0.75
Telmex Trust	Sale	10/27/10	21,500	0.75
Telmex Trust	Sale	10/27/10	5,400	0.75
Telmex Trust	Sale	10/27/10	8,600	0.75
Telmex Trust	Sale	10/27/10	14,000	0.75
Telmex Trust	Sale	10/27/10	20,000	0.75
Telmex Trust	Sale	10/27/10	2,000	0.75
Telmex Trust	Sale	10/27/10	5,400	0.75
Telmex Trust	Sale	10/27/10	5,400	0.75
Telmex Trust	Sale	10/27/10	200	0.75
Telmex Trust	Sale	10/27/10	300	0.75
Telmex Trust	Sale	10/27/10	28,000	0.75
Telmex Trust	Sale	10/27/10	10,700	0.75
Carlos Slim Helu	Purchase	10/28/10	69,980,000	0.74
Telmex Trust	Sale	10/28/10	8,200	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	1,800	0.75
Telmex Trust	Sale	10/28/10	4,600	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	400	0.75
Telmex Trust	Sale	10/28/10	5,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	9,300	0.75
Telmex Trust	Sale	10/28/10	30,700	0.75
Telmex Trust	Sale	10/28/10	50,000	0.76
Telmex Trust	Sale	10/28/10	50,000	0.76
Telmex Trust	Sale	10/28/10	50,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	50,000	0.76
Telmex Trust	Sale	10/28/10	30,000	0.76
Telmex Trust	Sale	10/28/10	30,000	0.76
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	40,300	0.75
Telmex Trust	Sale	10/28/10	1,000	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	2,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	3,000	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	12,200	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	14,000	0.75
Telmex Trust	Sale	10/28/10	12,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	34,000	0.75
Telmex Trust	Sale	10/28/10	16,000	0.75
Telmex Trust	Sale	10/28/10	2,000	0.75
Telmex Trust	Sale	10/28/10	50,000	0.75
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	13,700	0.75
Telmex Trust	Sale	10/28/10	200	0.75
Telmex Trust	Sale	10/28/10	200	0.75
Telmex Trust	Sale	10/28/10	5,900	0.75
Telmex Trust	Sale	10/28/10	7,800	0.75
Telmex Trust	Sale	10/28/10	2,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	16,200	0.75
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	40,000	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	500,000	0.75
Telmex Trust	Sale	10/28/10	100,000	0.74
Telmex Trust	Sale	10/28/10	100,000	0.74
Telmex Trust	Sale	10/28/10	2,000	0.74
Telmex Trust	Sale	10/28/10	5,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	5,000	0.75
Telmex Trust	Sale	10/28/10	47,800	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	30,000	0.75
Telmex Trust	Sale	10/28/10	2,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	9,700	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	1,000	0.75
Telmex Trust	Sale	10/28/10	64,000	0.75
Telmex Trust	Sale	10/28/10	1,000	0.75
Telmex Trust	Sale	10/28/10	1,500	0.75
Telmex Trust	Sale	10/28/10	1,500	0.75
Telmex Trust	Sale	10/28/10	2,500	0.75
Telmex Trust	Sale	10/28/10	1,000	0.75
Telmex Trust	Sale	10/28/10	2,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	5,500	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	8,000	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	38,900	0.75
Telmex Trust	Sale	10/28/10	1,100	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	31,700	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	8,800	0.75
Telmex Trust	Sale	10/28/10	10,000	0.75
Telmex Trust	Sale	10/28/10	8,000	0.75
Telmex Trust	Sale	10/28/10	500	0.75
Telmex Trust	Sale	10/28/10	40,000	0.75
Telmex Trust	Sale	10/28/10	12,200	0.75
Telmex Trust	Sale	10/28/10	30,700	0.75
Telmex Trust	Sale	10/28/10	22,000	0.75
Telmex Trust	Sale	10/28/10	92,000	0.75
Telmex Trust	Sale	10/28/10	7,800	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	40,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	40,000	0.74
Telmex Trust	Sale	10/28/10	32,000	0.75
Telmex Trust	Sale	10/28/10	20,000	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.75
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	32,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	32,000	0.74
Telmex Trust	Sale	10/28/10	2,000	0.74
Telmex Trust	Sale	10/28/10	21,500	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	40,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	500	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	32,000	0.74
Telmex Trust	Sale	10/28/10	40,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	32,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	40,000	0.74
Telmex Trust	Sale	10/28/10	2,000	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	12,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	3,900	0.74
Telmex Trust	Sale	10/28/10	32,000	0.74
Telmex Trust	Sale	10/28/10	6,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	19,500	0.74
Telmex Trust	Sale	10/28/10	400	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	18,000	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	100	0.74
Telmex Trust	Sale	10/28/10	20,000	0.74
Telmex Trust	Sale	10/28/10	40,000	0.74
Telmex Trust	Sale	10/28/10	200	0.74
Telmex Trust	Sale	10/28/10	200	0.74
Telmex Trust	Sale	10/29/10	43,800	0.77
Telmex Trust	Sale	10/29/10	2,500	0.77
Telmex Trust	Sale	10/29/10	100,000	0.77
Telmex Trust	Sale	10/29/10	100,000	0.77
Telmex Trust	Sale	10/29/10	13,300	0.77
Telmex Trust	Sale	10/29/10	17,200	0.77
Telmex Trust	Sale	10/29/10	17,100	0.77
Telmex Trust	Sale	10/29/10	8,700	0.77
Telmex Trust	Sale	10/29/10	11,100	0.77
Telmex Trust	Sale	10/29/10	16,900	0.77
Telmex Trust	Sale	10/29/10	800	0.77
Telmex Trust	Sale	10/29/10	400	0.77
Telmex Trust	Sale	10/29/10	14,500	0.77
Telmex Trust	Sale	10/29/10	86,600	0.77
Telmex Trust	Sale	10/29/10	3,000	0.77
Telmex Trust	Sale	10/29/10	10,400	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	200	0.77
Telmex Trust	Sale	10/29/10	8,900	0.77
Telmex Trust	Sale	10/29/10	100	0.77
Telmex Trust	Sale	10/29/10	4,800	0.77
Telmex Trust	Sale	10/29/10	3,800	0.77
Telmex Trust	Sale	10/29/10	18,600	0.77
Telmex Trust	Sale	10/29/10	5,500	0.77
Telmex Trust	Sale	10/29/10	5,000	0.77
Telmex Trust	Sale	10/29/10	500	0.77
Telmex Trust	Sale	10/29/10	4,000	0.77
Telmex Trust	Sale	10/29/10	4,300	0.77
Telmex Trust	Sale	10/29/10	8,900	0.77
Telmex Trust	Sale	10/29/10	16,400	0.77
Telmex Trust	Sale	10/29/10	500	0.77
Telmex Trust	Sale	10/29/10	13,000	0.77
Telmex Trust	Sale	10/29/10	16,600	0.77
Telmex Trust	Sale	10/29/10	13,600	0.77
Telmex Trust	Sale	10/29/10	14,100	0.77
Telmex Trust	Sale	10/29/10	16,900	0.77
Telmex Trust	Sale	10/29/10	83,100	0.77
Telmex Trust	Sale	10/29/10	300	0.77
Telmex Trust	Sale	10/29/10	1,400	0.77
Telmex Trust	Sale	10/29/10	19,300	0.77
Telmex Trust	Sale	10/29/10	3,200	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	1,700	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	30,700	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	300	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	300	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	97,900	0.77
Telmex Trust	Sale	10/29/10	27,100	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	300	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,500	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,100	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,400	0.77
Telmex Trust	Sale	10/29/10	2,000	0.77
Telmex Trust	Sale	10/29/10	2,200	0.77
Telmex Trust	Sale	10/29/10	2,300	0.77
Telmex Trust	Sale	10/29/10	3,200	0.77
Telmex Trust	Sale	10/29/10	1,900	0.77
Telmex Trust	Sale	10/29/10	1,600	0.77
Telmex Trust	Sale	10/29/10	1,600	0.77
Telmex Trust	Sale	10/29/10	1,600	0.77
Telmex Trust	Sale	10/29/10	26,700	0.77